Exhibit 99.1

MCI APPOINTS TWO ADDITIONAL DIRECTORS TO BOARD

Brings MCI Board Total to 11

ASHBURN, Va., January 20, 2004 – MCI (WCOEQ, MCWEQ) today announced the appointment of two additional members to its board of directors. The new appointees are Glenn Hutchins, a founder and managing member of investment firm Silver Lake Partners; and Mark Neporent, chief operating officer, general counsel and senior managing director of Cerberus Capital Management, LP.

“Glenn and Mark are outstanding additions to the MCI board – a board that brings depth and diversity of experience, as well as unwavering commitment and integrity,” said MCI Chairman and CEO Michael D. Capellas. “They provide invaluable stakeholder participation that will prove to be a valuable resource to MCI in the coming years.”

Today, MCI’s Board of Directors includes the following members and appointees:

o	Dennis Beresford, former Financial Accounting Standards Board Chairman
o	Michael D. Capellas, MCI chairman and CEO
o	W. Grant Gregory, former Touche Ross Chairman (appointee)
o	Judith Haberkorn, retired Bell Atlantic executive (appointee)
o	Laurence Harris, Patton Boggs Partner (appointee)
o	Eric Holder, former U.S. Deputy Attorney General (appointee)
o	Glenn Hutchins, a founder and managing member of Silver Lake Partners (appointee)
o	Nicholas Katzenbach, former U.S. Attorney General and Undersecretary of State
o	David Matlin, CEO of MatlinPatterson Global Advisers LLC (appointee)
o	Mark Neporent, chief operating officer, general counsel and senior managing director of Cerberus Capital Management, LP (appointee)
o	C.B. “Jack” Rogers, former Equifax chairman and CEO

Upon the effective date of its emergence from Chapter 11, the appointees, together with the existing members, will constitute the new Board of the reorganized MCI.

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Glenn Hutchins, founder and managing member of Silver Lake Partners

Hutchins is a founder and managing member of Silver Lake Partners, the leading private equity investment firm focused on large- scale investments in technology and related growth companies and a WorldCom creditor. He serves as a director of several companies in Silver Lake’s portfolio, including Seagate Technology, Inc., Gartner, Inc., and Ameritrade Holding Corp. Mr. Hutchins also serves as a Trustee and Chairman of the Investment Committee of the Lawrenceville School and as a member of the Board of Overseers’ Committee on University Resources of Harvard College. Mr. Hutchins is also a member of the Council on Foreign Relations and the World Economic Forum.

Prior to founding Silver Lake, Hutchins was a general partner of The Blackstone Group. He also served as a special advisor to the Clinton-Gore transition and in the White House during parts of 1992, 1993 and 1994 and was appointed by Robert Rubin to the Advisory Committee on Financial Services of the U.S. Department of the Treasury, on which he served from 1995 to 1996. Mr. Hutchins has been involved in private equity since 1985, when he joined Thomas H. Lee Co.

Mr. Hutchins graduated from Harvard College, Harvard Business School and Harvard Law School.

Mark Neporent, Chief Operating Officer, General Counsel and Senior Managing Director, Cerberus Capital Management, LP

Since April 1998, Mr. Neporent has served as chief operating officer, general counsel and senior managing director of Cerberus Capital Management, LP, a multi-billion dollar investment management firm. He previously worked as a partner at Schulte Roth & Zabel LLP, in New York, in the Business Reorganization and Finance Group. Mr. Neporent began his legal career with Otterbourg, Steindler, Houston & Rosen, PC, as an associate in the Creditors’ Rights Department.

Mr. Neporent was admitted to the New York State Bar in 1983 and the Connecticut Bar in 1982. He is a trustee of the Association of Bankruptcy Professionals (1990-1996) and the Committee on Bankruptcy and Corporate Reorganization, for the Association of the Bar of the City of NY (1994-1997). He is a member of the New York State Bar Association and the American Bar Association. He received his Bachelors Degree from Lehigh University in 1979, and his law degree from the Syracuse University College of Law, cum laude, in 1982.

About WorldCom, Inc. WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.